CITYVIEW CORPORATION LIMITED
                                53 Burswood Road
                                    Burswood

                                WA 6100 Australia

                                                                   June 28, 2000



Ms. Jennifer Bowes
Corporate Finance
Mail Stop 4-5

U.S. Securities & Exchange Commission
450 Fifth Street, NW

Washington, DC   20549

                           Re: CityView Corporation Limited ("Registrant")
                                 (Formerly CityView Energy Corporation Limited) Form F-3
                                 SEC FILE NO. 333-64315

Dear Ms. Bowes:

         In accordance with Rule 477(a) of the General Rules and Regulations under the Securities Act of 1933, the Registrant hereby requests withdrawal of the above referenced Registration Statement, principally upon the grounds that the purposes for which it was originally prepared and filed are no longer applicable.

                                                    Very truly yours,

                                                    CITYVIEW CORPORATION LIMITED


                                                  /s/  Mark Smyth
                                                  P. Mark Smyth, Chief Executive